Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of May 2, 2012, among Viasystems Group, Inc. (the “Guaranteeing Parent”), a parent of Viasystems, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Trust, National Association, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of April 30, 2012, providing for the issuance of the Company’s 7.875% Senior Secured Notes dues 2019 (the “Notes”);

WHEREAS, Section 9.01 of the Indenture provides that the Company, the Guarantors and the Trustee may amend or supplement the Indenture, the Notes, the Note Guarantees, the Intercreditor Agreement, the Security Documents or the Escrow Agreement without the consent of any Holder of a Note to add a Guarantor or to provide for the Guarantee of the Company’s Obligations under the Notes by the Guaranteeing Parent or any direct or indirect parent company of the Company;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guaranteeing Parent and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Parent hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 10 thereof.

3. NO RECOURSE AGAINST OTHERS. No past, present or future director, officer, employee, incorporator, stockholder or agent of the Guaranteeing Parent, as such, shall have any liability for any obligations of the Company or any Guaranteeing Parent under the Note Documents or this Supplemental Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

4. INSTRUMENTS TO BE READ TOGETHER. This Supplemental Indenture is an indenture supplemental to the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

5. NEW YORK LAW TO GOVERN. THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS SUPPLEMENTAL

INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPARTS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

7. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

8. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Parent and the Company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

Viasystems Group, Inc.

By:	/s/ Daniel J. Weber
	Name: Title:	Daniel J. Weber Vice President, General Counsel and Secretary

Viasystems, Inc.

By:	/s/ Daniel J. Weber
	Name: Title:	Name: Daniel J. Weber Vice President, General Counsel and Secretary

Viasystems Technologies Corp., L.L.C.

By:	/s/ Daniel J. Weber
	Name: Title:	Daniel J. Weber Vice President, General Counsel and Secretary

Viasystems International, Inc.

By:	/s/ Daniel J. Weber
	Name: Title:	Daniel J. Weber Vice President, General Counsel and Secretary

Viasystems Corporation

By:	/s/ Daniel J. Weber
	Name: Title:	Daniel J. Weber Vice President and Secretary

Merix Asia, Inc.

By:	/s/ Daniel J. Weber
	Name: Title:	Daniel J. Weber Secretary

Wilmington Trust, National Association as Trustee

By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	VP